EXHIBIT (11)

AMERICAN PREMIER UNDERWRITERS, INC. AND CONSOLIDATED SUBSIDIARIES
Net Income Per Share of Common Stock
For the Years Ended December 31, 1994, 1993 and 1992
(In Millions, Except Per Share Amounts)


This calculation is submitted in accordance with Regulation S-K
Item 601(b)(11)


                                                   Year Ended December 31,
                                                    1994      1993      1992
Income from continuing operations..................$   .8   $242.7    $ 50.9
Income (loss) from discontinued operations.........   (.5)   (10.7)      1.7
Cumulative effect of accounting change.............    -        -      252.8
     Net income....................................$   .3   $232.0    $305.4

Weighted average number of common shares...........  47.5     47.0      47.2

Primary:
     Additional shares to be issued upon assumed
       exercise of stock options or conversion of
       Career Shares, reduced by the number of common
       shares which could have been purchased with
       the proceeds from exercise of such options or
       the conversion of such Career Shares........    .5      1.2        .7

     Weighted average number of common shares as
       adjusted....................................  48.0     48.2      47.9

     Net income (loss) per share of Common Stock as adjusted
       Continuing operations...................... $  .02   $ 5.03    $ 1.06
       Discontinued operations.....................  (.01)    (.22)      .04
       Cumulative effect of accounting change......    -        -       5.28
                                                   $  .01   $ 4.81    $ 6.38

Fully Diluted:
     Additional shares to be issued upon assumed
       exercise of stock options or conversion of
       Career Shares, reduced by the number of common
       shares which could have been purchased with
       the proceeds from exercise of such options or
       the conversion of such Career Shares.......     .3      1.1        .7

     Weighted average number of common shares as
       adjusted..................................    47.8     48.1      47.9

     Net income (loss) per share of Common Stock as adjusted
       Continuing operations.....................  $  .02   $ 5.05    $ 1.06
       Discontinued operations...................    (.01)    (.22)      .04
       Cumulative effect of accounting change....      -        -       5.28
                                                   $  .01   $ 4.83    $ 6.38

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